Exhibit 4.5.53

CONTRATO DE PRENDAS DE ACCIONES	PLEDGES OF SHARES CONTRACT

En Madrid, a 21 de diciembre de 2005.	In Madrid, on 21 December 2005.

REUNIDOS	THE PARTIES

D. Rafael Mínguez Prieto, mayor de edad, casado, de nacionalidad española, con domicilio en Velázquez 63, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Rafael Mínguez Prieto, of Spanish nationality, of legal age, married, with domicile at Velázquez 63, Madrid and National Identity Card number [N.I.C. Number].

D. Alfredo Ruiz Plaza, mayor de edad, casado, de nacionalidad española, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Alfredo Ruiz Plaza, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Juan Carlos Azcona, mayor de edad, casado, de nacionalidad española, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Juan Carlos Azcona, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Germán Ruiz Baraibar Morayta, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Germán Ruiz Baraibar Morayta, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

D. Agustín Viudas Margalef, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Agustín Viudas Margalef, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

INTERVIENEN	ACTING

•                  D. Rafael Mínguez Prieto, en nombre y representación, debidamente apoderado, de Hertz International Ltd., sociedad de nacionalidad norteamericana, con domicilio en Wilmington, Delaware. Consta inscrita en el Registro Comercial de New Jersey, con número 006985188.

•                  Mr. Rafael Mínguez Prieto, in the name and on behalf, as a duly empowered attorney, of Hertz International Ltd., a company duly incorporated under the laws of United States of America, with registered domicile at Wilmington, Delaware. Registered with the Commercial Registry of New Jersey (no. 006985188).

• D. Rafael Mínguez Prieto, en nombre y	• Mr. Rafael Mínguez Prieto, in the name

representación, debidamente apoderado, de Hertz Equipment Rental International, Limited, sociedad de nacionalidad norteamericana, con domicilio en Wilmington, Delaware. Consta inscrita en el Registro Comercial de New Jersey (con número 005569314).

and on behalf, as a duly empowered attorney, of Hertz Equipment Rental International, Limited, a company duly incorporated under the laws of United States of America,, with registered domicile at Wilmington, Delaware. Registered with the Commercial Registry of New Jersey (no. 005569314).

Hertz International Ltd. y Hertz Equipment Rental International, Limited se denominarán, en lo sucesivo, los “Pignorantes”.	Hertz International Ltd. and Hertz Equipment Rental International, Limited will be referred to, hereinafter, as the “Pledgors”.

•                  D. Alfredo Ruiz Plaza y D. Juan Carlos Azcona, en nombre y representación, debidamente apoderados, de Hertz de España, S.A., sociedad de nacionalidad española, con domicilio en José Echegaray 6 Edificio B, Las Rozas, Madrid, y con C.I.F. número A2812154. Consta inscrita en el Registro Mercantil de Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

•                  Mr. Alfredo Ruiz Plaza and Mr. Juan Carlos Azcona, in the name and on behalf, as duly empowered attorneys, of Hertz de España, S.A., a company duly incorporated under the laws of Spain, with registered domicile at José Echegaray 6 Edificio B, Las Rozas, Madrid, and C.I.F. number A2812154. Registered with the Commercial Registry of Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

Hertz de España, S.A. se denominará, en lo sucesivo, el “Hertz de España”.	Hertz de España, S.A. will be referred to, hereinafter, as the “Hertz de España”.

•                  D. Rafael Mínguez Prieto, en nombre y representación, debidamente apoderados, de BNS Automobile Funding B.V., sociedad de nacionalidad holandesa, con domicilio en Fred. Roeskestraat 123, Amsterdam. Consta inscrita en el Registro Comercial de la Cámara de Comercio de Amsterdam con número registral 34238138.

•                  Mr. Rafael Mínguez Prieto, in the name and on behalf, as a duly empowered attorney, of BNS Automobile Funding B.V., a company duly incorporated under the laws of the Netherlands, with registered domicile at Fred. Roeskestraat 123, Amsterdam,. Registered with the Commercial Registry of the Chamber of Commerce of Amsterdam with trade register number 34238138.

BNS Automobile Funding B.V. se denominará, en lo sucesivo, el “FundingCo”.	BNS Automobile Funding B.V. will be referred to, hereinafter, as the “FundingCo”.

• D. Germán Ruiz Baraibar Morayta y D. Agustín Viudas Margalef, en nombre y representación, debidamente apoderados, de BNP Paribas Société Annonyme, sociedad de nacionalidad francesa, con	• Mr. Germán Ruiz Baraibar Morayta and Mr. Agustín Viudas Margalef, in the name and on behalf, as duly empowered attorneys, of BNP Paribas Société Annonyme, a company duly

domicilio en 016 Boulevard des Italiens, Paris y número 1966B04244.	incorporated under the laws of France, with registered domicile at 016 Boulevard des Italiens, Paris, and C.I.F. number 1966B04244.

BNP Paribas Société Annonyme se denominará, en lo sucesivo, el “BNP” o el “Agente de Garantías”.	BNP Paribas Société Annonyme will be referred to, hereinafter, as “BNP” or the “Security Agent” .

BNP interviene en su propio nombre y derecho y en su condición de Agente de Garantías (“security agent”), en virtud de su nombramiento conferido por los Acreditantes en el Contrato entre Acreedores (que más adelante se identifican o definen) y, en consecuencia, en nombre y por cuenta de los Acreditantes (asimismo definido más adelante).

BNP appears in his own name and in its capacity as Security Agent, by virtue of the appointment granted by the Lenders in the Intercreditor Deed (as identified or defined below) and, as consequently, in the name and on behalf of the Lenders (also defined below).

Los Pignorantes, Hertz de España, FundingCo y el Agente de Garantías serán denominados en lo sucesivo, conjuntamente, las “Partes”.	The Pledgors, Hertz de España, FundingCo and the Security Agent shall hereinafter be jointly referred to as the “Parties”.

EXPONEN	WHEREAS

I. Que Hertz de España es una sociedad de nacionalidad española cuyo objeto social consiste primordialmente en el alquiler de vehículos.	I. Hertz de España is a Spanish company whose corporate purpose consists primarily of the rental of vehicles.

II.        Que Hertz International, Ltd. y Hertz Equipment Rental International, Ltd. son titulares de pleno dominio, respectivamente, de 2.785.999 acciones y 3.717 acciones ordinarias al portador del Hertz de España, de 6,01 euros de valor nominal cada una de ellas, numeradas correlativamente del 1 al 35.999 y del 39.718 al 2.789.717, todos inclusive, en el caso de Hertz International, Ltd., y del 36,001 to 39,717, ambos inclusive, en el de Equipment Rental International, Ltd., pertenecientes a una misma clase y serie, representativas del 99,99997% del capital social de Hertz de España (en lo sucesivo, cada una de ellas,

II.        Hertz International, Ltd. and Hertz Equipment Rental International, Ltd.legally own, respectively, 2,785,999 and 3,717 ordinary bearer shares (acciones), with a face value of Euro 6.01 each, numbered from 1 to 35,999 and from 39,718 to 2,789,717, all inclusive, in the case of Hertz International, Ltd. and from 36,001 to 39,717, both inclusive, in the case of Equipment Rental International, Ltd., of the same class and series, representing 99.99997% of the share capital of Hertz de España (hereinafter, each of them will be referred to as “Share” and, jointly, as the “Shares”). The Shares are fully subscribed and paid-up.

“Acción” y en su conjunto, las “Acciones”). Las Acciones se hallan completamente suscritas y desembolsadas.

Los títulos físicos representativos de las Acciones y los títulos de propiedad acreditativos de la suscripción o adquisición de las Acciones por los Pignorantes están identificados en el Anexo I.	The share certificates representing the Shares and the titles evidencing the Pledgors’ ownership of the Shares are those identified in Annex I.

III.      Que en fecha 21 de diciembre de 2005, Hertz International, Ltd., ciertos Acreditados (incluido FundingCo) y Garantes (incluido Hertz de España) (todos ellos, incluidos los que puedan adquirir esa condición en el futuro, los “Obligados”), BNP Paribas Société Annonyme y The Royal Bank of Scotland plc como mandated lead arrangers, CALYON como co-arranger y BNP Paribas como agente, el Agente de Garantías y las instituciones financieras señaladas en el mismo (dichas entidades, así como todas las que en adelante accedan, se incorporen o las sustituyan como acreditantes, los “Acreditantes”) suscribieron un contrato senior de facilidades crediticias puente regido por Ley inglesa, (el “Contrato de Créditos Puente”). El Contrato de Créditos Puente ha sido elevado a público en la fecha de este contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

III.      On 21 December 2005, Hertz International, Ltd., certain Borrowers (including FundingCo) and Guarantors (including Hertz de España) (all of them, including the entities that may become Borrowers or Guarantors in the future, the “Obligors”), BNP Paribas Société Annonyme and The Royal Bank of Scotland plc as mandated lead arrangers, CALYON as co-arranger and BNP Paribas as facility agent, the Security Agent and the financial institutions listed therein (such entities, together with any other that may accede as lenders or substitute such lenders, the “Lenders”) have executed a senior bridge facilities agreement governed by English law (the “Bridge Facilities Agreement”). The Bridge Facilities Agreement has been raised to the category of a public document on the date of this contract by the Secured Creditor and the Lenders, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

IV.      Que en fecha 21 de diciembre de 2005, Hertz International, Ltd., ciertos Acreditados (incluido FundingCo) y Garantes (incluido Hertz de España), BNP Paribas como agente, el Agente de Garantías y ciertas entidades financieras, entre otros, suscribieron un contrato entre acreedores regido por Ley inglesa, (el “Contrato entre Acreedores”). En virtud de lo previsto

IV.      On 21 December 2005, Hertz International, Ltd., certain Borrowers (including FundingCo) and Guarantors (including Hertz de España), BNP Paribas as facility agent, the Security Agent and certain financial entities, amongst others, have executed an intercreditor agreement governed by English law (the “Intercreditor Deed”). By virtue of the provisions of en el Contrato entre Acreedores, cualesquiera referencias, derechos y obligaciones conferidas o asumidas en este Contrato por el Agente de Garantías se entenderán conferidas o asumidas en nombre y por cuenta de los Acreditantes en cada momento. El Contrato entre Acreedores ha sido elevado a público en la fecha de este contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada GuaitaContrato.

the Intercreditor Deed, any references, rights and obligations conferred upon or assumed by the Security Agent under this Contract will be conferred or assumed in the name and on behalf of the Lender at any given time. The Intercreditor Deed has been raised to the category of a public document on the date of this contract by the Secured Creditor and the Lenders, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

V.       Con el fin de evitar repeticiones innecesarias, las referencias realizadas por las Partes al Contrato de Créditos Puente y al Contrato entre Acreedores se entenderán también a sus plazos, calendarios de amortización, tipos de interés aplicables y a los restantes términos y condiciones de los mismos.

V.       The parties refer to the Bridge Facilities Agreement and the Intercreditor Agreement with regard to its term, repayment schedule, applicable interest rates and the remaining terms and conditions thereof to avoid unnecessary repetitions.

VI.      El Agente de Garantias, Funding Co, Hertz de España y los Pignorantes reconocen y ratifican plenamente los términos y condiciones del Contrato de Créditos Puente y el Contrato entre Acreedores, que se entenderán aquí incorporados por referencia.

VI.     The Security Agent, FundingCo, Hertz de España and the Pledgors have full knowledge and are fully aware of, and confirm all the terms and conditions stated in, the Bridge Facilities Agreement and the Intercreditor Deed which are herein incorporated by reference.

VII. Los términos contenidos en este Contrato que empiecen por mayúscula y que no estén definidos en el mismo tendrán el significado que se les atribuya en el Contrato de Créditos Puente.	VII. Capitalized terms used but not defined in this Contract have the respective meanings ascribed thereto in the Bridge Facilities Agreement.

VIII.   Que las Partes han acordado que los Pignorantes constituirían un derecho real de prenda sobre las Acciones en garantía del íntegro y puntual cumplimiento de las obligaciones asumidas por FundingCo bajo el Contrato de Créditos Puente.

VIII.   The Parties have agreed that the Pledgors would grant a pledge over the Shares as security for the full and timely compliance with all the obligations assumed by FundingCo under the Bridge Facilities Agreement.

IX. Que en virtud de cuanto antecede, las	IX. Pursuant to the aforementioned, the

Partes están interesadas en otorgar el presente Contrato de Prendas de Acciones (en lo sucesivo, el “Contrato”), que se regirá por las siguientes	Parties wish to grant this Pledges of Shares Contract (hereinafter, the “Contract”), which shall be governed by the following:

CLÁUSULAS	CLAUSES

PRIMERA.- CONSTITUCIÓN DE DERECHOS REALES DE PRENDA	FIRST.- CREATION OF THE PLEDGES

1.1      Como garantía del íntegro y puntual cumplimiento por parte de FundingCo de todas sus obligaciones de pago en el Contrato de Créditos Puente y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) de FundingCo a los Acreditantes bajo el Contrato de Créditos Puente (en lo sucesivo, las “Obligaciones Garantizadas”), los Pignorantes, por medio del presente Contrato, constituyen en favor de los Acreditantes tantos derechos reales de prenda (en lo sucesivo, las “Prendas”) sobre las Participaciones cuantas obligaciones resultan del Contrato de Créditos Puente.

1.1      To guarantee the fulfillment by FundingCo of all its payment obligations under the Bridge Facilities Agreement and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of FundingCo to the Lenders under the Bridge Facilities Agreement (hereinafter, the “Secured Obligations”), the Pledgors, by virtue of this Contract, hereby create, for the benefit of the Lenders, as many pledges (hereinafter, the “Pledges”) over the Shares as obligations arise under the Bridge Facilities Agreement.

En particular, las Prendas garantizan las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones de FundingCo, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Contrato de Créditos Puente.

In particular, the Pledges secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of FundingCo, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Bridge Facilities Agreement.

El Agente de Garantías acepta, en su propio nombre y derecho, y en nombre y representación de cada uno de los Acreditantes, la constitución de las Prendas.	The Security Agent, in its own name and on its own behalf, and in the name and on behalf of each of the Lenders, hereby accepts the creation of the Pledges.

1.2 Las Prendas constituidas por los	1.2 The Pledges created by the Pledgors in

Pignorantes en la cláusula 1.1 anterior son prendas simultáneas y comparten todas ellas el mismo rango en los términos que resultan del presente Contrato.	clause 1.1 above are simultaneous pledges and all of them share the same ranking in accordance with the terms in this Contract.

1.3      Las Prendas se constituyen sin perjuicio de la responsabilidad patrimonial universal de los Pignorantes y de FundingCo derivada de sus obligaciones conforme al Contrato de Créditos Puente, que no se entenderá limitada en modo alguno salvo por mandato de ley.

1.3      The Pledges are created without prejudice to the Pledgors’ and FundingCo’ personal unlimited liability arising under their obligations pursuant to the Bridge Facilities Agreement, which is not deemed to be limited in any form by the creation of the Pledges except as provided by law.

1.4 Los Pignorantes declaran y garantizan al Agente de Garantías que:	1.4 The Pledgors represent and warrant to the Security Agent that:

(a) los Pignorantes son los únicos titulares de las Acciones;	(a) the Pledgors are the sole owners of the Shares;

(b) sobre las Acciones no pesa ninguna prenda, carga, gravamen o derecho alguno de tercero excepto por lo permitido bajo el Contrato de Créditos Puente.	(b) the Shares are free from any charges, liens, encumbrances, or any restrictions to their transfer, assignment or encumbrance except as permitted under the Bridge Facilities Agreement.

1.5      Las Prendas se extenderá a cualesquiera otros bienes (ya sea materiales o inmateriales), derechos, títulos, acciones, valores o efectivo que puedan reemplazar o sean intercambiables por o inherentes a las Acciones en caso de fusión, escisión, disolución, aumento o reducción de capital, conversión o canje de Acciones, transformación, división o cualesquiera otras causas similares que afecten a Hertz de España, siempre que cualquiera de las anteriores circunstancias esté permitida con arreglo a los términos del Contrato de Créditos Puente y se haya producido efectivamente, de lo cual deberán notificar los Pignorantes al Agente de Garantías con al menos treinta (30) días naturales de antelación respecto de la fecha en que la circunstancia se produzca o, en cualquier caso, desde que

1.5      The Pledges shall extend to any other assets (whether tangible or not), rights, titles, securities or cash that may replace or are exchangeable for or attach to the Shares in the event of merger, split, dissolution, increase or decrease of capital, conversion or exchange of the Shares, transformation, division or any other similar cause that affects Hertz de España, to the extent that any such circumstances are permitted pursuant to the provisions of the Bridge Facilities Agreement and that such circumstances have effectively taken place. The Pledgors shall notify the Security Agent of any such circumstances at least thirty (30) calendar days prior to the date on which such circumstances occur or, in any event, as soon as they become aware of such circumstances. Said extension shall be implemented, at the tuvieran conocimiento de la circunstancia. Dicha extensión se instrumentará a petición razonable del Agente de Garantías mediante el otorgamiento de la clase de garantía que proceda en función de la naturaleza del bien o derecho que sustituya efectivamente a las Acciones y, en caso de tratarse de Acciones emitidas en una ampliación de capital, de conformidad con lo dispuesto en la Cláusula 4 siguiente. Los Pignorantes confieren a favor del Agente de Garantías un mandato representativo para, en caso de incomparecencia de los Pignorantes ante la solicitud previa por escrito del Agente de Garantías, otorgar cuantos documentos públicos o privados fueren necesarios para formalizar dicha extensión, aunque ello suponga autocontratación. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones Garantizadas y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas.

reasonable request of the Security Agent, by means of the grant of the type of guarantee that may be suitable according to the nature of the assets, rights, titles, securities or funds which may effectively replace the Shares and, in the case of shares issued in a share capital increase, according to Clause 4 below. The Pledgors grant in favour of the Security Agent a power of attorney to grant, in case of non-execution by the Pledgors upon written request of the Security Agent,as many public or private documents as are necessary in order to formalise said extension, even if such granting of powers implies self-dealing. Said power of attorney is necessary for compliance with the Secured Obligations and, therefore, shall be irrevocable as long as the Pledges are not cancelled.

En adelante, cualquier referencia hecha a las Acciones en este Contrato se entenderá hecha a cualquier bien, derecho, título, valor, efectivo u objeto que, en virtud de lo indicado en esta cláusula, sustituya efectivamente a las Acciones o sea intercambiable por o inherente a las Acciones.

Any references hereinafter made to the Shares in this Contract shall be understood to be applicable to any of the rights, titles, securities, assets or cash that effectively replace or are exchangeable for or attach to the Shares.

1.6      Las Partes acuerdan que este Contrato no modificará, alterará ni afectará a los términos y condiciones del Contrato de Créditos Puente o cualquier otro documento, instrumento o acuerdo contemplado en el mismo.

1.6      The Parties hereby agree that this Contract shall not amend, modify, alter or affect the terms and conditions of the Bridge Facilities Agreement or any other document, instruments or agreements contemplated thereby.

1.7      En el supuesto de que el Contrato de Créditos Puente fuera declarado nulo o ineficaz por cualquier razón por un juez competente, las Prendas garantizarán el cumplimiento de cualquier obligación de pago válida de los Pignorantes a

1.7      In the event that the Bridge Facilities Agreement is at any time declared void or ineffective for any circumstance by any competent court, the Pledges shall secure the fulfilment of any valid payment obligations of the Pledgors in favour of

favor de los Acreditantes bajo el Contrato de Créditos Puente que pueda resultar de dicha nulidad o ineficacia.	the Lenders under the Bridge Facilities Agreement that may arise from such voidance or ineffectiveness.

SEGUNDA.- INDIVISIBILIDAD DE LAS PRENDAS	SECOND.- INDIVISIBILITY OF THE PLEDGES

Las Prendas tienen carácter indivisible. En consecuencia, el cumplimiento parcial de las correspondientes Obligaciones Garantizadas no extinguirá proporcionalmente las Prendas. Conforme a la cláusula 7 siguiente, los Pignorantes podrán exigir la cancelación de las Prendas tras el íntegro cumplimiento de las Obligaciones Garantizadas.

The Pledges are created with an indivisible nature. Consequently, partial fulfillment of the corresponding Secured Obligations shall not extinguish the Pledges proportionally. Subject to Clause 7 below, the Pledgors will be entitled to cancel the Pledges only after the Secured Obligations have been fully discharged.

TERCERA.- ENTREGA DE LOS TÍTULOS DE PROPIEDAD DE LAS ACCIONES	THIRD.- DELIVERY OF THE PROPERTY TITLES

3.1 Los Pignorantes hacen entrega en este acto al Agente de Garantías, de los títulos múltiples, números 1 y 3, representativos de las Acciones (los “Títulos Físicos “).	3.1. The Pledgors hereby deliver to the Security Agent, the multiple titles, numbers 1 and 3, representing the Shares (hereinafter, the “Share Certificates”).

3.2      Los Pignorantes endosan en garantía los Títulos Físicos como “valor en garantía” a favor del Agente de Garantías. Las Partes acuerdan que la entrega de los Títulos Físicos al Agente de Garantías, en representación de los Acreditantes, tendrá los efectos traslativos de la posesión indicados en el artículo 1.863 del Código Civil. Los Títulos Físicos serán custodiados con la debida diligencia por el Agente de Garantías, en representación de los Acreditantes, y serán devueltos a los Pignorantes una vez canceladas las Prendas. Los Pignorantes se comprometen a realizar cualquier acción necesaria o conveniente al objeto de mantener el depósito de los Títulos Físicos tal y como se describe en la presente Cláusula.

3.2.     The Pledgors endorse in guarantee the Share Certificates as security in favour of the Security Agent. The Parties agree that the Pledgors’ delivery of the Share Certificates to the Security Agent, acting in the name and on behalf of the Lenders, will be sufficient for the purposes of the delivery of possession referred to in Article 1863 of the Civil Code. The Share Certificates shall be safeguarded by the Security Agent, on behalf of the Lenders, with due diligence and will be returned to the Pledgors once the Pledges hav been cancelled. The Pledgors undertake to do whatever is necessary or advisable to maintain the deposit of the Share Certificates as herein provided.

3.3 Las Partes requieren al Notario para que:	3.3. The Parties instruct the attesting Notary Public to:

(i) legitime las firmas del representante de los Pignorantes que aparezca en el endoso de los Títulos Físicos; y	(a) notarise the signatures of the Pledgors’ representative appearing in the endorsement of the Share Certificates; y

(ii) incorpore una diligencia en los documentos públicos acreditativos de la titularidad de los Pignorantes sobre las Acciones al objeto de reflejar la pignoración de las Acciones.	(b) record the Pledges in the relevant public documents evidencing the Pledgors’ ownership of the Shares.

3.4 Hertz de España en este acto se da por notificado de la constitución de las Prendas sobre las Acciones.	3.4. Hertz de España hereby acknowledges the creation of the Pledges over the Shares.

CUARTA.- AUMENTOS DE CAPITAL	FOURTH.- SHARE CAPITAL INCREASES

4.1      Los Pignorantes podrán acordar el aumento del capital social de Hertz de España mediante la emisión de nuevas acciones siempre que (i) hayan notificado esta intención al Agente de Garantías y al Pignorante con al menos quince (15) días naturales de antelación respecto de la fecha de la junta general de accionistas de Hertz de España en la que se pretenda aprobar el acuerdo de aumento de capital y (ii) cuente con las autorizaciones pertinentes de conformidad con el Contrato de Creditos Puente.

4.1      The Pledgors may increase the share capital of Hertz de España by issuing new shares provided that it (i) has served notice of its intent to the Security Agent and the Pledgor at least fifteen (15) calendar days prior to the date of the general shareholders’ meeting of Hertz de España where it is intended that the share capital increase will be approved and (ii) has obtained any pertinent authorizations.

4.2 En el caso de que, durante la vigencia de esta Prenda, se apruebe un aumento del capital social de Hertz de España, las Partes expresamente acuerdan lo siguiente:	4.2 In the event that, within the term of this Pledge, a share capital increase of Hertz de España takes place, the Parties expressly agree to the following:

(a)                   Los Pignorantes se compromete a que las Acciones pignoradas en favor del Agente de Garantías representen en cada momento el 99,99997% del capital social de Hertz de España, debiendo en caso de aumento de capital, y salvo autorización previa y por escrito del Agente de Garantías, ejercitar su

(a)                   The Pledgors undertakes that the Shares pledged in favour of the Security Agent shall represent at all times 99.99997% of Hertz de España’s share capital and, therefore, in the event of a share capital increase, except where the Security Agent has given prior authorization in writing, the derecho de suscripción preferente en los términos del apartado (c) posterior para suscribir cuantas acciones de nueva emisión sean necesarias con el fin de que la participación porcentual en el capital social de Hertz de España no se vea reducida.

Pledgors will exercise the pre-emptive right upon the terms described in paragraph (c) below in order to subscribe as many new shares as may be necessary in order to maintain at all times the same proportion of Hertz de España’s share capital.

(b)                  Los Pignorantes no votarán en una Junta General de Accionistas a favor de la exclusión del derecho de suscripción preferente en relación con las acciones que se emitan como resultado del aumento de capital.

(b) The Pledgors will not vote in the General Shareholders Meeting in favour of the exclusion of the pre-emptive rights regarding the shares issued as a result of the share capital increase.

(c)                   Si los Pignorantes ejercitan su derecho de suscripción preferente, las Prendas creadas por este Contrato u otros contratos en los mismos términos se extenderán a las nuevas acciones suscritas. A tal efecto, los Pignorantes suscribirán las nuevas acciones a través del Agente de Garantías, a cuyo favor confiere o conferirá un mandato irrevocable con dicho propósito en caso de incomparecencia de los Pignorantes ante la solicitud previa por escrito del Agente de Garantías, y a quien los Pignorantes proveerán de los fondos necesarios para la adquisición de las nuevas acciones con una antelación mínima de quince (15) días naturales antes del final del período de suscripción. Las nuevas acciones, una vez en poder del Agente de Garantías, deberán ser pignoradas a favor de éste en los mismos términos y condiciones que las incluidas en este Contrato. La extensión de las Prendas deberá ser otorgada en una póliza o contrato complementarios, autorizada por Notario, que podrá otorgar el Agente de Garantías en nombre de los Pignorantes haciendo uso del

(c)                   If the Pledgors exercise their pre-emptive right, the Pledges created by this Contract or by a new contract on the terms hereof shall extend to the new shares subscribed. To such effect, the Pledgors will subscribe the new shares through the Security Agent, in whose favour the Pledgors grant or will grant an irrevocable power of attorney in this regard, in case of non-execution of the Pledgors upon written request of the Security Agent and to whom the Pledgors will provide the funds necessary to acquire the new shares, at least fifteen (15) calendar days prior to the expiration of the subscription period. The new shares, once in the possession of the Security Agent, shall be deemed to be pledged in favour of the Security Agent upon the same terms and conditions as those provided for in this Contract. The extension of the Pledges will be recorded in a supplementary public deed, executed with the intervention of a Spanish Notary Public. Said deed can be executed by the Security Agent on behalf of the Pledgors using the power of attorney granted

mandato representativo referido en la Cláusula 1.4 anterior.	according to Clause 1.4 above.

(d)                  Sin perjuicio de lo anterior, la suscripción de las nuevas acciones (o la adquisición de derechos de suscripción preferente) también podrá realizarse por una compañía del Grupo (tal como este término se define el en Contrato de Créditos Puente) de los Pignorantes siempre que dicha compañía asuma el compromiso irrevocable y por escrito frente al Agente de Garantías con anterioridad a la asunción que otorgará una prenda en favor del Agente de Garantías sobre las participaciones asumidas sustancialmente en la misma forma y contenido que este Contrato (y de acuerdo con lo establecido en esta cláusula) en garantía de las Obligaciones Garantizadas.

(d)                  Notwithstanding the above, another company within the Pledgors’ Group (as such term is defined in the Bridge Facilities Agreement) may also subscribe for the new shares (or acquire pre-emption rights) provided that such company irrevocably undertakes to the Security Agent in writing prior to such subscription that it will grant a pledge in favour of the Security Agent over the newly subscribed shares substantially in the same form and substance as this Contract (and in accordance with the provisions of this clause) as collateral for the Secured Obligations.

4.3      Hertz de España notificará al Agente de Garantías la adopción de cualquier acuerdo de aumento de capital social mediante la emisión de nuevas acciones en el plazo de cinco (5) días naturales a contar desde la fecha de adopción del mismo. Hertz de España:

4.3      Hertz de España shall give notice to the Security Agent of any resolution approving a share capital increase through the issue of new shares within five (5) calendar days following the date of approval of such resolution. Hertz de España shall:

(a)                   elevará dicho acuerdo y su ejecución a escritura pública otorgada ante el Notario español que libremente designe o, en su defecto, ante el designado por el Agente de Garantías, dentro de los cinco (5) días hábiles siguientes a la adopción del acuerdo;

(a)                   within the five (5) business days following the approval of the resolution, execute a public deed elevating the aforementioned resolution to the status of a public document before a Notary Public designated by Hertz de España or, if Hertz de España does not designate a Notary Public, before a Notary Public appointed by the Security Agent;

(b) liquidará los tributos que procedan y, en particular, el Impuesto de Transmisiones Patrimoniales (modalidad “Operaciones Societarias”), dentro de los cinco (5)	(b) within the five (5) business days following the execution of the aforementioned public deed, pay the relevant taxes and, in particular, the Spanish Transfer Tax (“Impuesto de

días hábiles siguientes al otorgamiento de la escritura;	Transmisiones Patrimoniales”);

(c) presentará tal escritura en el Registro Mercantil correspondiente dentro del plazo máximo de cinco (5) días hábiles siguientes a la liquidación de tributos;	(c) within the maximum period of five (5) business days following the payment of the aforementioned taxes, submit the public deed to the relevant Spanish Commercial Registry (“Registro Mercantil”);

(d)                  emitirá los títulos (múltiples)representativos de las acciones a favor de los Pignorantes dentro de los cinco (5) días hábiles siguientes a la inscripción del aumento de capital mediante la emisión de nuevas acciones en el Registro Mercantil competente; y

(d) within the five (5) business days following the filing of the deed at the relevant Commercial Registry, issue the (multiple titles representing the new Shares owned by the Pledgors; and

(e)                   una vez realizadas todas las actuaciones anteriores y dentro de los cinco (5) días hábiles siguientes a la emisión de los títulos al portador los Pignorantes formalizarán la extensión de las Prendas en documento público ante el Notario español que libremente designe o, en su defecto, ante el designado por el Agente de Garantías, y entregará las nuevas acciones pignoradas y los títulos de las mimas según lo previsto en la Cláusula 3 anterior.

(e)                   within the five (5) business days following the issuance of the bearer shares, the Pledgors will raise the extension of the Pledges to the status of a public document before a Notary Public designated by the Pledgors or, if the Pledgors do not designate a Notary Public, before a Notary Public appointed by the Security Agent, and shall deliver the new pledged shares and the titles representing such shares as per Clause 3 above.

(f) se hará cargo en todo momento de los gastos, aranceles y tributos correspondientes, en los términos y con el alcance previsto en el Contrato de Créditos Puente.	(f) bear at all times all costs, fees and taxes, in the terms and with the scope provided under the Bridge Facilities Agreement.

QUINTA.- OBLIGACIONES DE LOS PIGNORANTES Y DE HERTZ DE ESPAÑA	FIFTH.- COVENANTS OF THE PLEDGORS AND HERTZ DE ESPAÑA

5.1 Durante la vigencia de esta Prenda, los Pignorantes se comprometen irrevocable e incondicionalmente a:	5.1 During the term of this Pledge, the Pledgors irrevocably and unconditionally undertake:

(a) a que las Acciones pignoradas por	(a) unless otherwise authorised

medio de este Contrato u otro contrato que contenga los mismos términos que éste, representen en cada momento el 99,99997% del capital social de Hertz de España, salvo que reciba autorización en contrario conforme al Contrato de Créditos Puente;

pursuant to the Bridge Facilities Agreement, that the Shares pledged hereunder or under a contract containing the same terms as this Contract shall constitute at all times 99.99997% of the total share capital of Hertz de España;

(b)                  no vender, transmitir, ceder, canjear, disponer ni constituir ningún tipo de carga o gravamen, ni constituir ningún derecho de opción o restricción a su libre transmisibilidad, sobre las Acciones, sin el previo consentimiento por escrito del Agente de Garantías excepto por lo permitido en el Contrato de Créditos Puente;

(b)                  not to, without the prior written consent of the Security Agent, sell, transfer, assign, dispose of or create any form of charge, pledge, encumbrance or lien on the Shares, nor create any option right or any restriction to the free transfer of the Shares except as permitted under the Bridge Facilities Agreement;

(c)                   no ejercitar, sin el previo consentimiento por escrito del Agente de Garantías, los derechos de voto inherentes a las Acciones de forma que varíen las características de las Acciones, o de cualesquiera derechos relacionados con éstas en detrimento de las Prendas o de la capacidad del Agente de Garantías o de los Acreditantes para realizar la garantía aquí constituida;

(c)                   not to, without the prior written consent of the Security Agent, exercise the voting rights attached to the Shares in any way that may materially and adversely prejudice the nature of the Shares or any rights related to them to the detriment of the Pledges or the ability of the Security Agent or the Lenders to realise the security created hereunder;

(d)                  suscribir y entregar, o hacer suscribir y entregar, todos y cualesquiera documentos necesarios para crear, perfeccionar, preservar, validar o de cualquier otra manera proteger las Prendas y la garantía sobre las Acciones, así como el rango de las mismas; y

(d)                  to execute and deliver, or cause the execution and deliverance of, each and every document necessary to create, improve, preserve, validate or otherwise protect the Pledges and the guarantee over the Shares, as well as the ranking of said Pledges; and

(e)                   mantener o hacer que se mantenga en todo momento las Prendas y la garantía sobre las Acciones, así como el rango de las mismas y la atribución, desde que se produzca un Supuesto de Vencimiento Anticipado conforme a esta Póliza, en los Estatutos Sociales de Hertz

(e)                   at all times, to maintain, or cause the maintenance of, the Pledges and the guarantee over the Shares, as well as the ranking of said Pledge and, upon an Event of Acceleration according to this Deed a provision at Hertz de España’s By-laws conferring the pledgee the power to

de España, en caso de resultar de aplicación lo previsto en la Cláusula 6 siguiente, del ejercicio de los derechos políticos en caso de prenda de Acciones al Agente de Garantías.	exercise the voting and other political rights pursuant to the second paragraph of Clause 6 below.

5.2 Durante la vigencia de las Prendas, Hertz de España se compromete irrevocable e incondicionalmente a notificar al Agente de Garantías mediante correo urgente certificado con acuse de recibo:

5.2      During the term of the Pledges, Hertz de España irrevocably and unconditionally undertakes to notify the Security Agent by registered mail with acknowledgment of receipt (“correo certificado con acuse de recibo”) of:

(a) la solicitud de la declaración de concurso voluntario dentro de los cinco (5) días hábiles siguientes a la presentación del escrito de solicitud ante el Juez competente; y	(a) the application for a judicial declaration of voluntary bankruptcy (“concurso voluntario”) within five (5) working days following the presentation of its application before the relevant Judge; and

(b)                  la admisión a trámite de la solicitud de concurso necesario presentada por cualquier legitimado distinto a Hertz de España dentro de los dos (2) días laborables siguientes a aquél en que tenga conocimiento de la admisión de trámite o en que el Juez competente notifique a Hertz de España que ha ordenado su emplazamiento.

(b)                  the judicial approval (“admisión a trámite”) of the application for necessary bankruptcy (“concurso necesario”) served to the relevant Judge by any entitled third person other than Hertz de España within two (2) business days period following the date on which it became aware of the approval of the application or on which the relevant Judge has served notice to Hertz de España of its citation.

SEXTA.- EJERCICIO DE LOS DERECHOS DE LAS ACCIONES PIGNORADAS	SIXTH.- EXERCISE OF RIGHTS OF THE PLEDGED SHARES

6.1      Sujeto al cumplimiento de la cláusula 5.1 anterior, los derechos políticos derivados de las Acciones corresponderán a los Pignorantes. Sin perjuicio de lo previsto en el apartado (c) de la Cláusula 5.1 anterior, los Pignorantes ejercerán sus derechos de voto en junta general de accionistas y a través de sus representantes en los órganos de administración de Hertz de España de manera coherente con el cumplimiento por parte de los

6.1      Subject to satisfaction of clause 5.1 above, the Parties agree that the Pledgors shall be entitled to exercise all the voting and other political rights attached to the Shares. Without prejudice to paragraph (c) of Clause 5.1 above, the Pledgors shall exercise its voting rights in the general shareholders’ meeting and through its representatives in the governing bodies of Hertz de España in a way consistent with the obligations of the Pledgors

Pignorantes de sus obligaciones derivadas del Contrato de Créditos Puente.	under the Bridge Facilities Agreement.

No obstante, los Pignorantes se obligan a que, tan pronto como le sea comunicado por el Agente de Garantías un Supuesto de Vencimiento Anticipado del Contrato de Créditos Puente conforme a sus propios términos, adoptarán todos los actos necesarios para celebrar una junta general de accionistas de Hertz de España dentro del plazo máximo de quince (15) días a contar desde la fecha de recepción de tal comunicación, en cuyo orden del día se incluya la modificación de los Estatutos Sociales del Hertz de España consistente en atribuir al Agente de Garantías el ejercicio de los derechos políticos en caso de prenda de Acciones (tanto si la misma ha sido constituida con anterioridad al referido acuerdo de modificación estatutaria como si ha sido constituida con posterioridad al mismo), obligándose igualmente a votar de forma favorable con respecto a dicha modificación, así como a realizar todas las actuaciones que sean precisas en relación con la eficacia de dicho acuerdo de modificación estatutaria, incluyendo la inscripción del mismo en el Registro Mercantil. Igualmente, los Pignorantes confieren a favor del Agente de Garantías un mandato representativo para que, desde el mismo momento de la recepción por los Pignorantes de la comunicación del Agente de Garantías antes referida, y actuando en nombre y representación de los Pignorantes, el Agente de Garantías asista a las juntas generales de accionistas y ejerza los derechos de voto y demás derechos políticos correspondientes a las Acciones. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones Garantizadas y las obligaciones derivadas de este Contrato

However, the Pledgors undertake that, as soon as it is given notice by the Security Agent of an Event of Acceleration of the Bridge Facilities Agreement according to its terms, the Pledgors shall perform all the acts necessary to hold a general shareholders’ meeting within the maximum term of fifteen (15) days from the reception of said notice. The agenda of said General Shareholders’ Meeting shall include an amendment of Hertz de España’s By-laws so as to permit a pledgee to exercise the voting and other political rights attached to the Shares in the event of a pledge of shares (regardless of whether it has been created prior to or after said amendment of the By-laws). The Pledgors also undertakes to vote in favour of said amendment, and to perform all the acts necessary for the effectiveness of said resolution amending the By-laws, including its recording at the Commercial Registry. Likewise, the Pledgors grants in favour of the Security Agent a power of attorney so that the Security Agent may, from the receipt of the aforementioned Security Agent´s notice by the Pledgors, and acting in the name and on behalf of the Pledgors, attend the general shareholders’ meetings and exercise the voting and other political rights corresponding to the Shares. Said power of attorney is necessary for compliance with the Secured Obligations and with the obligations derived from this Contract and, therefore, shall be irrevocable as long as the Pledges are not cancelled. Notwithstanding the foregoing, the Pledgors also undertake to grant the powers of attorney in favour of the Security Agent that are requested by the

y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas. Sin perjuicio de ello, los Pignorantes se obligan también a conferir los poderes a favor del Agente de Garantías que le sean requeridos por el Agente de Garantías para el efectivo ejercicio por éste de dichos derechos políticos de acuerdo con la normativa legal en materia de sociedades en España.

Security Agent in order to guarantee the effective exercise of said voting and political rights in accordance with the regulations applicable pursuant to Spanish corporate law.

6.2      Desde que se produzca un Supuesto de Vencimiento Anticipado conforme a esta Póliza todas las cantidades que se deriven de la amortización, total o parcial, de las Acciones, así como los rendimientos, intereses, frutos o dividendos producidos por las Acciones quedarán a disposición del Agente de Garantías y serán aplicadas según lo previsto en el Contrato entre Acreedores a la satisfacción de las Obligaciones Garantizadas. Cualquier sobrante será empleado o, en su caso, pignorado para garantizar el cumplimiento de cualesquiera otras Obligaciones Garantizadas pendientes, en los términos que se prevén en la Cláusula 1.5 anterior.

6.2      Upon the occurrence of an Event of Acceleration according to this Deed all proceeds arising from the total or partial redemption of the Shares, as well as the yields, interests, fruits or dividends produced by the Shares, shall be for the benefit of the Security Agent and will be applied in accordance with the provisions of the Intercreditor Deed to satisfy the Secured Obligations. Any surplus will be used or pledged to guarantee the fulfillment of any outstanding Secured Obligation in accordance with Clause 1.5 above.

6.3      Los Pignorantes se comprometen a que, hasta que se produzca un Supuesto de Vencimiento Anticipado, todas las cantidades que se deriven de la amortización, total o parcial, de las Acciones, así como los rendimientos, intereses, frutos o dividendos producidos por las Acciones serán abonadas, salvo que el Contrato de Créditos Puente disponga otra cosa, en cuentas bancarias que se hallan pignoradas en favor del Agente de Garantías.

6.3      The Pledgors covenant and undertake that until the occurrence of an Event of Acceleration, all proceeds arising from the total or partial redemption of the Shares, as well as the yields, interests, fruits or dividends produced by the Shares will, unless otherwise permitted under the Bridge Facilities Agreement will be credited to a bank account pledged in favour of the Security Agent.

SÉPTIMA.- CANCELACIÓN DE LAS PRENDAS	SEVENTH.- RELEASE OF THE PLEDGES

Una vez que se hayan cumplido íntegramente	Once all the Secured Obligations have been

todas las Obligaciones Garantizadas o en los supuestos contemplados en la sección 10 del Apéndice 19 del Contrato de Créditos Puente o en cualquier otro Documento de Financiación (tal como se define en el Contrato de Créditos Puente), el Agente de Garantías, dentro de los quince (15) días hábiles siguientes al requerimiento escrito efectuado por los Pignorantes en tal sentido, otorgará cuantos documentos públicos o privados sean necesarios para declarar la cancelación de las Prendas, devolviendo los Títulos Físicos y los documentos públicos acreditativos de la titularidad de los Pignorantes sobre las Acciones al Pignorante, así como también cualesquiera otros dividendos o rendimientos producidos por las Acciones constituidas en Prenda y no aplicados según lo previsto en el Contrato de Créditos Puente y los demás Documentos de Financiación, salvo que el Agente de Garantías hayan ejercitado el derecho que les confiere el artículo 1.866 del Código Civil. No obstante lo anterior, en caso de que cualquiera de los supuestos referidos arriba sean una Disposición Permitida (tal como se define en el Contrato de Créditos Puente) o cualquier venta o disposición permitida por el Contrato de Créditos Puente, las Prendas que recaigan sobre los activos dispuestos se entenderán automáticamente canceladas con efecto desde el día de dicha disposición (permanceciendo en vigor las Prendas sobre el resto de activos no dispuestos). Todos los tributos y gastos de Notario y, en su caso, de notificaciones derivados de dicha cancelación correrán de cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

fully discharged or upon occurrence of the events included in section 10 of Schedule 19 to the Bridge Facilities Agreement or in any other Finance Document, the Security Agent, within the fifteen (15) business days following the Pledgors’s written request in this regard, shall execute as many public or private documents as necessary to document the release of the Pledges, returning to the Pledgors the relevant public documents evidencing the Pledgors’s ownership of the Shares and the Share Certificates, as well as other dividends or yields produced by the Shares and not applied according to the Bridge Facilities Agreement or any other Finance Document, unless the Security Agent exercise the right conferred by Article 1866 of the Civil Code. Notwithstanding the foregoing, if any of the events referred to above is a Permitted Disposal (as defined in the Bridge Facilities Agreement) or any sale or disposition otherwise permitted by in the Bridge Facilities Agreement, the Pledges over the assets disposed shall be deemed to be automatically released with effect from the day of such disposal (remaining in full effect the Pledges in respect of all other non-disposed assets). All Notary fees, expenses and costs of serving notices arising from the cancellation shall be borne by the Pledgor in the terms and with the scope provided under the Bridge Facilities Agreement.

OCTAVA.- EJECUCIÓN DE LAS PRENDAS	EIGHT.- FORECLOSURE OF THE PLEDGES

8.1 Los Pignorantes declaran y garantizan al Agente de Garantías que en los Estatutos de Hertz de España no se prohibe la libre transmisibilidad de las Acciones.	8.1 The Pledgors represent and warrant to the Security Agent that Hertz de España’s By-laws do not prohibit to the free transfer of the Shares.

8.2      El Agente de Garantías estará autorizado para ejecutar las Prendas conjuntamente (pero nunca individual o separadamente) en el caso de que se produzca un incumplimiento bajo el Contrato de Créditos Puente que constituya un supuesto de vencimiento anticipado del mismo que continúe, no sea renunciado y respecto del que se hubiera entregado una notificación declarando el vencimiento anticipado conforme a lo estipulado en el Contrato de Créditos Puente (“Supuesto de Vencimiento Anticipado”). Las Partes acuerdan que para poder iniciar el procedimiento de ejecución, el Agente de Garantías deberá determinar en dicha notificación la cantidad debida bajo las Obligaciones Garantizadas, indicando que dicha cantidad es exigible bajo el Contrato de Créditos Puente a la fecha correspondiente, que está vencida y que permanece impagada.

8.2      The Security Agent will be entitled to foreclose on the Pledges jointly (but not separately) upon the occurrence of any event of default under the Bridge Facilities Agreement which constitutes a cause of early termination continuing, not waived and for which a notice of acceleration has been previously given in accordance with the Bridge Facilities Agreement (“Event of Acceleration”). The Parties agree that in order to commence the enforcement process the Security Agent shall state in the notice the amount owing under the Secured Obligations, the fact that such amount can be called under the Bridge Facilities Agreement at the corresponding date, that it has fallen due and that it remains unpaid.

8.3      A los efectos de la ejecución de las Prendas, y sin perjuicio de (i) la responsabilidad patrimonial universal e ilimitada de los Pignorantes y FundingCo en los términos del Contrato de Créditos Puente, que no se entenderá limitada en modo alguno por la constitución de las Prendas, y (ii) cualesquiera otras garantías constituidas a favor de los Acreditantes, el Agente de Garantías podrá iniciar, a su discreción, cualesquiera de los procedimientos que legalmente le asistan, ya sea el proceso judicial declarativo, el de ejecución forzosa, o el extrajudicial previsto en el artículo 1.872 del Código Civil. En el caso de que el Agente de Garantías decida emplear cualesquiera de estos procedimientos, tal decisión no precluirá la posibilidad de acudir a cualquiera de los restantes, en tanto en cuanto las Obligaciones Garantizadas no se hayan cumplido íntegramente.

8.3      For the purposes of the foreclosure of the Pledges, and notwithstanding (i) the unlimited (“universal”) liability of the Pledgors and FundingCo under the Bridge Facilities Agreement, which will not be limited in any way as a result of the creation of the Pledges, and (ii) any other security interest held by the Lenders, the Security Agent may, at its discretion, use any of the available judicial proceedings, either the corresponding declarative judicial proceeding (“proceso declarativo”), the executive judicial proceeding (“proceso de ejecución forzosa”), or the non-judicial proceeding provided for under Article 1872 of the Spanish Civil Code. Should the Security Agent decide to use any of these proceedings, such decision will not prevent it from initiating a new claim under any of the remaining available proceedings for as long as the Secured Obligations have not been fully discharged.

8.4 A los efectos de la ejecución de las Prendas, las Partes acuerdan y expresamente declaran que:	8.4 For the purposes of the foreclosure of the Pledges, the Parties agree and expressly state that:

(a)                   En caso de ejecución de las Prendas, el importe de la deuda líquida, vencida y exigible será, salvo error manifiesto, la cantidad especificada en la certificación emitida por el Agente de Garantías, en la que conste el saldo al día de cierre de las cuentas referidas en el Contrato de Créditos Puente, abiertas a nombre del Pignorante y de FundingCo, para la contabilización de los pagos de principal, intereses ordinarios, intereses de demora, comisiones, gastos y cualesquiera otras cantidades debidas en virtud del Contrato de Créditos Puente;

(a)                   In the event of foreclosure of the Pledges, the amount of the due and payable liquidated debt shall, absent manifest error, be the amount specified in the certification issued by the Security Agent, which attests to the closing-date balance in the accounts referred to in the Bridge Facilities Agreement, opened in the name of the Pledgors and FundingCo, for the accounting of the repaid principal, ordinary interests, default interests, fees, expenses and any other amount due under the Bridge Facilities Agreement.

(b)                  La liquidación para determinar la deuda ejecutivamente reclamable se efectuará por el Agente de Garantías. En consecuencia, bastará para la ejecución de las Prendas la presentación de los siguientes documentos: (i) el original de este Contrato; (ii) acompañada de certificación en la que el Notario interviniente acredite la conformidad del Contrato con los asientos de su libro-registro y la fecha de éstos; (iii) acta notarial que incorpore la certificación, expedida por el Agente de Garantías, de la deuda que resulte a cargo de FundingCo, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución, acreditando que la liquidación de la deuda se ha practicado en la forma pactada en el Contrato de Créditos Puente; y (iv) acta notarial que acredite haber

(b)                  The Security Agent will be in charge of the settlement to determine the amount which is due, payable and enforceable. As a result, the submission of the following documents will be sufficient for the foreclosure of th Pledges: (i) the original of this Contract; (ii) a certificate issued by the Notary Public, attesting that this Contract coincides with the entries in his official registry book and the date of such entries; (iii) an affidavit duly attested to by the Notary Public with an attached certification issued by the Security Agent in order to reflect the amount due by FundingCo, as well as an extract from the credit and debit entries including the corresponding interest applied which determines the balance which is being claimed by the Security Agent, evidencing that the liquidation of the debt has been executed in the form agreed in the Bridge Facilities Agreement; and

notificado previamente a los Pignorantes la cantidad exigible resultante de la liquidación.	(iv) a notarial certificate evidencing that the Pledgors have been served notice of the amount that is due and payable.

8.5 En el caso de que el Agente de Garantías decida seguir el procedimiento establecido en el artículo 1.872 del Código Civil, las Partes acuerdan que:	8.5 Should the Security Agent decide to follow the procedure set forth in Article 1872 of the Civil Code, the Parties agree as follows:

(a) Las direcciones a efectos de notificaciones son las determinadas conforme a la Cláusula 10 siguiente.	(a) Domiciles for purposes of notifications will be those provided for under Clause 10.

(b) El precio de referencia de las Acciones a los efectos de su subasta será el de su valor nominal.	(b) The reference price of the Shares for purposes of their auction will be their face value.

(c)                   Los Pignorantes nombran al Agente de Garantías, quien actuará a través de sus representantes autorizados, como mandatario para representarle en la subasta de las Acciones pignoradas, y autoriza irrevocablemente al Agente de Garantías para otorgar, en nombre y representación de los Pignorantes, todos los documentos públicos que sean necesarios para formalizar de la transmisión de las Acciones a favor del adquirente o adquirentes, según sea el caso, con autorización expresa para otorgar aquellos documentos en los que el Agente de Garantías sea parte como comprador en su propio nombre y derecho o en nombre y representación de el Agente de Garantías.

(c)                   The Pledgors hereby appoint the Security Agent, who will act through its duly authorized representatives, as its Security Agent in the auction of the pledged Shares, and irrevocably authorizes the Security Agent to execute, acting in the name and on behalf of the Pledgors, all public documents which are required in order to formalize the transfer of the Shares in favour of the purchaser or purchasers, as the case may be, with express authority to also execute documents to which the Security Agent is a party as purchaser in its own name and on its own behalf or in the name and on behalf of the Security Agent.

(d)                  Será competente para la ejecución el Notario designado por el Agente de Garantías y el precio de referencia de la primera subasta será el precio indicado en el apartado (b) anterior. Para la segunda subasta, el precio mínimo de referencia será el ochenta por ciento (80%) del precio indicado en el apartado (b) anterior.

(d)                  The authorized Notary Public will be a Spanish notary public designated by the Security Agent and the reference price for the first auction will be the price provided pursuant to (b) above. For the second auction, the minimum reference price shall be eighty per cent (80%) of the price provided

Para la tercera subasta, no será necesario un precio mínimo de referencia. Las Acciones serán adjudicadas al mejor postor. En relación con esta Cláusula 8.5:	pursuant to (b) above. For the third auction, a minimum reference price is not necessary. The Shares will be awarded to the highest bidder. With regard to this Clause 8.5:

(i) a petición del Agente de Garantías, podrán celebrarse cuartas y posteriores subastas con las mismas formalidades anteriores y sin precio mínimo de referencia;	(i) at the request of the Security Agent, fourth and subsequent auctions may take place, subject to the same formalities and without a minimum reference price.

(ii) igualmente, a petición del Agente de Garantías, se podrán celebrar subastas parciales únicamente sobre parte de las Acciones; y	(ii) likewise, at the request of the Security Agent, partial auctions may take place with respect to only part of the Shares; and

(iii) el desacuerdo de Hertz de España y/o los Pignorantes en relación con el importe o la exigibilidad de la deuda no suspenderá ni retrasará la ejecución.	(iii) the disagreement of Hertz de España and/or the Pledgors with respect to the amount of debt or ability to pay the debt will not suspend or delay the foreclosure procedures.

(e) El Notario estará autorizado a llevar a cabo todas aquellas acciones que estime apropiadas para asegurar la publicidad de las subastas.	(e) The Notary Public will be authorized to take whatever actions he deems appropriate in order to ensure that the auctions become public knowledge.

(f)                     Todas las subastas serán publicadas mediante anuncio inserto en al menos un diario de difusión nacional con una antelación mínima de diez (10) días naturales a la celebración de la subasta, pudiendo ser anunciadas de forma simultánea, teniendo en cuenta que deberán transcurrir un mínimo de cuatro (4) días hábiles entre una y otra subasta, si fuera necesario. Con la misma antelación mínima, deberá notificarse al Pignorante el Notario que vaya a ejecutar la Prenda.

(f)                     All the auctions will be publicly announced by an advertisement in at least one national newspaper, at least ten (10) calendar days prior to the first auction. The auctions may be announced simultaneously. At least four (4) working days must elapse between each auction, if necessary. Within the same ten (10) calendar day term, notice to the Pledgors will be served with respect to the Notary Public who will enforce the Pledges.

(g) Todos los licitadores oferentes	(g) Bidders will be required to deposit

deberán depositar en garantía ante el Notario una cantidad igual al cinco por ciento (5%) del precio de referencia de las Acciones en la primera subasta. Tal cantidad será devuelta al licitador no ganador una vez realizada la subasta. El Agente de Garantías podrá comparecer en todas las subastas sin necesidad de realizar el depósito en garantía.

in an escrow account with the Notary Public an amount equivalent to five per cent (5%) of the reference price of the Shares at the first auction. Such amount will be returned to any unsuccessful bidder once the auction is over. The Security Agent may attend any auction without being required to make a deposit.

(h)                  El ganador de la subasta deberá pagar la diferencia entre el importe depositado en garantía y el precio de adquisición de las Acciones dentro de los tres (3) días hábiles siguientes a la fecha de la subasta; en el caso de que el ganador de la subasta no efectúe el pago de tal diferencia, perderá la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas. Igualmente, el ganador de la subasta podrá ceder su derecho de compra de las Acciones a un tercero, entregando al Agente de Garantías los documentos que evidencien la validez y eficacia de dicha cesión dentro de los diez (10) días naturales siguientes a la fecha de la misma. El tercero cesionario deberá pagar, en tal caso, la diferencia entre la cantidad depositada en garantía por el ganador de la subasta y el precio de adquisición de las Acciones dentro de los tres (3) días hábiles siguientes a la fecha de la subasta. El incumplimiento en el pago de tal cantidad comportará la pérdida de la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas.

(h)                  Whoever wins the auction shall pay the balance between the amount subject to the escrow deposit and the acquisition price of the Shares within three (3) business days from the date of the auction; should the winner of the auction fail to pay such balance, it will lose the amount in the escrow deposit. Such amount will be used to reduce the Secured Obligations. Likewise, the winner of the auction bid may assign its right to purchase the Shares to a third party, delivering to the Security Agent the documents evidencing the validity and effectiveness of said assignment within the ten (10) calendar days from the date of the assignment. The assignee shall pay, in that event, the balance between the escrow deposit made by the winner of the auction bid and the acquisition price of the Shares within the above said three (3) business days. Failure to pay such amount will result in the loss of the amount subject to the escrow deposit. Such amount will be used to reduce the Secured Obligations.

(i) La cantidad obtenida en la subasta, una vez deducidos todos los gastos derivados del procedimiento de ejecución, será entregada por el	(i) The price obtained in the auction, once all expenses arising from the foreclosure procedures have been duly covered, will be delivered by

Notario al Agente de Garantías quien, a su vez entregará a los Pignorantes cualquier sobrante después de satisfacer todas las Obligaciones Garantizadas.	the Notary Public to the Security Agent, who will in turn deliver to the Pledgors an amount equal to any excess after the Secured Obligations have been fully discharged.

(j)                      En el caso de que el Agente de Garantías adquiera en la subasta las Acciones, en representación de los Acreditantes, éstas serán pagadas mediante compensación por reducción de la cantidad debida a los representados del Agente de Garantías en una cuantía equivalente a aquella ofrecida por el Agente de Garantías (en representación de los Acreditantes) como precio de adquisición de las Acciones. Si dicho precio de adquisición de las Acciones fuera superior a la cantidad debida a los representados del Agente de Garantías, éste abonará dicho exceso al Pignorante ingresando el mencionado importe en la cuenta bancaria que los Pignorantes expresamente le indique.

(j)                      If, in the auction, the Security Agent acquires the Shares said Shares on behalf of the Lenders, shall be paid by compensation or set-off of the outstanding debt to the parties represented by the Security Agent in such an amount equivalent to that offered by the Security Agent (on behalf of the Lenders) as the acquisition price for the Shares. If the acquisition price for the Shares is higher than the outstanding debt to the parties represented by the Security Agent, the Security Agent (on behalf of the Lenders) shall pay said surplus to the Pledgors, transferring said amount to the bank account determined by the Pledgors.

(k) Las cantidades obtenidas por la venta de las Acciones serán empleadas al pago de las Obligaciones Garantizadas en el orden de pago señalado en el Contrato entre Acreedores.	(k) The amounts resulting from the sale of the Shares will be allocated to the payment of the Secured Obligations in accordance with the Intercreditor Deed.

8.6      El Agente de Garantías mantendrá todos los derechos y acciones que le correspondan contra los Pignorantes por la parte de las Obligaciones Garantizadas que no hayan sido íntegramente satisfechas o que no hayan resultado satisfechas como consecuencia de la ejecución de las Prendas, incluso si, con arreglo a lo contemplado en el apartado (j) de la cláusula 8.5 anterior, el Agente de Garantías hubiera adquirido las Acciones, en cuyo caso sólo se tendrá por extinguida una parte de la deuda equivalente al precio

8.6      The Security Agent will retain all rights and claims against the Pledgors for that part of the Secured Obligations which is not fully discharged or which remains unsatisfied after the foreclosure of the Pledges, even if, according to paragraph (j) of Clause 8.5 above, the Security Agent, on behalf of the Lenders, has acquired the Shares. In this case, only the part of the debt equivalent to the price offered by the Security Agent for the Shares shall be deemed to have been set off, maintaining the enforceability and the ranking of the remaining

ofrecido por el Agente de Garantías por las Acciones, manteniéndose la exigibilidad y el rango de la parte restante de las Obligaciones Garantizadas.	Secured Obligations.

8.7      En el caso de que se obtenga el cobro por los Acreditantes de cualesquiera Obligaciones Garantizadas a través de la ejecución de la Prenda, los Pignorantes renuncian al cobro de cualesquiera créditos o derechos en los que pudieran subrogarse o pudieran originarse a su favor frente a los FundingCo como consecuencia de ello, en tanto no hayan sido plenamente satisfechas a los Acreditantes la totalidad de sus Obligaciones Garantizadas bajo el Contrato de Créditos Puente, quedando en consecuencia los créditos o derechos de los Pignorantes, a todos los efectos, subordinados a los créditos de los Acreditantes.

8.7      In the event that the Security Agent collect any of the Secured Obligations through the execution of the Pledges, the Pledgors waive their right to collect any of the credits or rights in which it could be subrogated or which could arise in its favour against the FundingCo as a consequence of the aforementioned, to the extent that the Secured Obligation owed to all the Lenders under the Bridge Facilities Agreement have not been fully satisfied, so that as a result the credits or rights of the Pledgors remain, to all intents and purposes, subordinated to the Lenders’ credits.

8.8      La ejecución de las Prendas queda sujeta a los términos y condiciones previstos en el Contrato entre Acreedores, distribuyéndose las cantidades obtenidas de la ejecución de las Prendas de conformidad con lo previsto en el mismo.

8.8      The enforcement of the Pledges is subject to the terms and conditions included in the Intercreditor Deed, so any proceeds obtained from such enforcement shall be distributed according to its terms.

NOVENA.- TRIBUTOS Y GASTOS	NINTH.- TAXES AND EXPENSES

Los honorarios notariales, tributos y cualesquiera otros costes y gastos que origine la preparación, negociación, suscripción, registro y cumplimiento de este Contrato, y su cancelación, así como los gastos derivados de la ejecución de las Prendas (incluidos cualesquiera gastos u honorarios de abogados y procuradores, aún cuando la intervención de estos no fuere legalmente exigible) serán satisfechos por los Pignorantes, en los términos y con el alcance previsto en el Contrato de Créditos Puente..

The Notary fees, taxes and any other costs and expenses arising from the preparation, negotiation, execution, registration and performance of this Contract, and its cancellation, as well as costs arising in the event of foreclosure of the Pledges, including costs and expenses incurred by lawyers and judicial agents (“procuradores”), even when the services of any of the aforementioned are not legally required, will be borne by the Pledgors in the terms and with the scope provided under the Bridge Facilities Agreement.

DÉCIMA.- NOTIFICACIONES	TENTH.- NOTICES

10.1   Todas las notificaciones que deban realizarse a las Partes en virtud del presente Contrato, excepto cuando específicamente se prevea otra cosa, se realizarán por correo certificado con acuse de recibo, telegrama con acuse de recibo o, en caso de urgencia, por telex o fax, si bien en este último caso, la notificación deberá ser confirmada por carta dentro de los cinco (5) días naturales siguientes. No se exigirá un código concreto.

10.1   All notices which must be sent to the Parties under this Contract, except as otherwise expressly provided, shall be made either by certified letter with acknowledgment of receipt, by telegram with acknowledgment of receipt or, when urgent, by telex or fax, although in the case of telex or fax the notice should be confirmed by letter within the following five (5) calendar days. No specific code shall be required.

10.2 A los efectos del presente Contrato, las Partes señalan como domicilio para notificaciones, requerimiento y diligencias similares los que constan en el Contrato de Créditos Puente.	10.2 For the purposes of this Agreement, the Parties designate the following as valid addresses for notices, summons and other required formalities those stated in the Bridge Facilities Agreement.

10.3   Cualquier cambio en las direcciones antes mencionadas deberá ser comunicado a las otras Partes por correo con acuse de recibo remitido por conducto notarial, y únicamente surtirá efecto en la fecha en que la otra Parte reciba la comunicación.

10.3   Any change to the above-mentioned addresses must be communicated to the other Parties by mail with acknowledgment of receipt sent through a Notary Public, and shall only take effect on the date on which the other Parties receive the notification.

UNDÉCIMA.- MODIFICACIÓN DE ESTE CONTRATO	ELEVENTH.- AMENDMENT OF THIS CONTRACT

Cualquier modificación de estE Contrato será suscrita por todas las partes. Si fuera requerido de forma razonable para ello por el Agente de Garantías, los Pignorantes se comprometen a otorgar, en el plazo máximo de diez (10) días naturales desde la fecha de tal requerimiento, cuantos documentos públicos y privados de subsanación, complemento o aclaración del presente Contrato fueran necesarios.

Any amendment to this Contract shall be executed in writing by all parties. Should the Security Agent request it reasonably, the Pledgors undertake to execute, within a maximum period of ten (10) calendar days from the date of such demand, any public or private documents necessary to correct, supplement or clarify this Contract.

DUODÉCIMA.- PODER	TWELFTH.- POWER OF ATTORNEY

Los Pignorantes por la presente otorgan a favor del Agente de Garantías (que acepta dicho otorgamiento en su condición de representante de los Acreditantes al amparo	The Pledgors hereby grants an irrevocable power of attorney, as extensive as is required or convenient in Law, with an express power to self-contract and delegate, in favour of the del Contrato entre Acreedores), a través de cualquiera de sus sucursales y representantes, poder irrevocable, tan amplio en Derecho como resulte necesario o conveniente, incluida la facultad de autocontratación y de delegación, para que éste pueda, en caso de incomparecencia de los Pignorantes ante la solicitud previa pro escrito del Agente de Garantías, realizar cualesquiera actuaciones que resulten necesarias para ejecutar los términos de este Contrato y realizar cuantas actuaciones y ejecutar cuantos instrumentos sean necesarios para el cumplimiento de los términos de este Contrato.

Security Agent (who accepts in its capacity as representative of the Lenders in accordance with the Intercreditor Deed) acting through any of its representatives so that it may, in the name and on behalf of the Pledgors, in case of non-execution of the Pledgors upon written request of the Security Agent, take any action that may be necessary for the purpose of carrying out the terms of this Contract and take any action and execute any instrument which may be necessary to accomplish the purposes of this Contract.

Entre dichas facultades se incluyen, a título enunciativo, las siguientes: (i) otorgar cuantos documentos públicos o privados fueren necesarios para formalizar, en nombre y representación dlos Pignorantes, la extensión de la Prenda o para modificar, subsanar, complementar o aclarar el presente Contrato o cualesquiera documentos públicos que se hubieren formalizado en relación con la misma; (ii) en caso de aumento del capital social de Hertz de España, asumir las nuevas Acciones en nombre y representación de los Pignorantes; (iii) ejercitar conforme a lo previsto en este Contrato los derechos políticos y económicos asociados a las Acciones desde el momento en que se notifique a Hertz de España y a los Pignorantes la ejecución de la Prenda; (iv) representar al Pignorante en la subasta de las Acciones pignoradas y otorgar, en nombre y representación de los Pignorantes, todos los documentos públicos que sean necesarios para formalizar de la transmisión de las Acciones a favor del adquirente o adquirentes; (v) designar al Notario español que estime conveniente para formalizar cualesquiera documentos públicos que hayan de otorgarse en relación con este Contrato; (vi) liquidar y pagar, a costa de los Pignorantes, cuantos gastos y tributos se deriven de los actos realizados y documentos formalizados en cumplimiento de lo pactado en el presente Contrato; y (vii) realizar

Among the powers granted, for instance, are the following: (i) to execute as many public or private documents as may be necessary in order to formalize, in the name and on behalf of the Pledgors, the extension of the Pledges, or in order to modify, amend, correct, supplement or clarify this Contract or any public documents executed in connection with this Contract; (ii) in the event of a share capital increase with respect to Hertz de España, to acquire the new shares in the name and on behalf of the Pledgors; (iii) to exercise in accordance with the terms of this Contract the political and economic rights attached to the Shares from the date when Herzt de España and the Pledgors are served notice of the foreclosure of the Pledges; (iv) to represent the Pledgors in the auction of the pledged Shares and to execute, in the name and on behalf of the Pledgors, every public document which may be necessary in order to formalize the transfer of the Shares in favour of the acquirer or acquirers; (v) to appoint the Notary Public which the Security Agent deems appropriate in order to formalize any public documents which may be executed in connection with this Contract; (vi) to pay, at the Pledgors’ expense, the costs and taxes that arise from the actions performed and from the documents executed in compliance with this Contract; and (vii) to perform any other actions which may be necessary in order to comply with this

cualesquiera otras actuaciones que resulten necesarias para dar cumplimiento a lo pactado en este Contrato.	Contract.

El presente poder se configura como irrevocable y estará en vigor mientras subsista cualquier obligación pendiente de pago o cumplimiento bajo el Contrato de Créditos Puente o este Contrato. La revocación unilateral de este Poder por los Pignorantes no producirá efecto alguno.

These powers of attorney are irrevocable and will be in force while the obligation of payment or compliance under the Bridge Facilities Agreement or this Contract remains pending. The unilateral revocation of these powers of attorney by the Pledgors shall not have any effect.

En el supuesto de que el Agente de Garantías renunciase o fuera separado como Agente de Garantías de acuerdo con lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores, el Agente de Garantías queda expresamente facultado para delegar los presentes poderes y para otorgar nuevos poderes en virtud de los conferidos en el presente Contrato (o ser sustituido en éstos), en los mismos términos y condiciones, a favor del Acreditante que sea designado como nuevo Agente de Garantías en virtud de lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores. Los Pignorantes declaran conocer y aceptar que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del presente poder pueden implicar autocontratación.

Should the Security Agent waive resign or be removed from its position as Security Agent under the Bridge Facilities Agreement or the Intercreditor Deed, the Security Agent is expressly authorised to delegate the present powers and grant new powers of attorney pursuant to those conferred in this Contract (or to be replaced herein), in upon the same terms and conditions, to the Lender designated as the new Security Agent pursuant to the Bridge Facilities Agreement or the Intercreditor Deed. The Pledgors declare to that it is aware and accepts that the exercise of these powers of attorney by the Security Agent may involve self-contracting.

DECIMOTERCERA.- CESIÓN DE LA PRENDA	THIRTEENTH.- ASSIGNMENT OF THE PLEDGES

13.1   Las Partes acuerdan que los Acreditantes estarán facultados para ceder total o parcialmente en cualquier momento su respectiva posición bajo este Contrato siempre conjuntamente con el Contrato de Créditos Puente a un cesionario permitido en y de acuerdo con los términos del mismo. En consecuencia, los Pignorantes y Hertz de España por la presente reconocen y aceptan de forma incondicional e irrevocable el derecho de los Acreditantes a realizar tales cesiones, por lo que las referencias realizadas en

13.1   The Lenders are entitled to assign entirely or partially at any time their respective position under this Contract always jointly with the Bridge Facilities Agreement, according to the provisions thereof to an assignee as permitted by and in accordance with the provisions thereof. Therefore, the Pledgors and Hertz de España hereby unconditionally and irrevocably acknowledge and agree the right of the Lenders to make said assignments; thus, references hereof to the Lenders, and/or the Security Agent shall be deemed to be made to the este Contrato a los Acreditantes o al Agente de Garantías se entenderán realizadas a sus cesionarios en caso de que medien tales cesiones. En cualquier caso, la cesión por los Acreditantes no supondrá un coste adicional para los Pignorantes.

assignees if said assignments take place. In any case the assignment by the Lenders shall not constitute an additional cost for the Pledgors.

13.2   La cesión a cualquier tercero por cualquiera de los Acreditantes de su posición contractual bajo el Contrato de Créditos Puente implicará la cesión de todos los derechos accesorios, incluidos los derivados de este Contrato. La cesión será documentada si así lo solicita el Agente de Garantías mediante el otorgamiento de un documento público que será firmado por el Agente de Garantías, en su propio nombre y derecho y en nombre y por cuenta de los restantes Acreditantes, el cedente y el cesionario. No obstante lo anterior, los Pignorantes y Hertz de España deberán, previa solicitud del Agente de Garantías o del cesionario, firmar tal documento público aunque su firma no sea necesaria para la validez o efectividad de la cesión.

13.2   The assignment to a third party by any of the Lenders of its contractual position under the Bridge Facilities Agreement would entail the assignment of every ancillary right, including those arising from this security interest. The assignment shall be documented, if requested by the Security Agent, by means of a public document (“documento público”) to be executed by the Security Agent, on its own behalf and on behalf of the remaining Lenders, the assignor and the assignee. This notwithstanding, the Pledgors and Hertz de España shall, upon the Security Agent’s or the assignee’s request, also execute such a public document, even though the intervention of the Pledgors and Hertz de España shall not be required for the validity and effectiveness of such assignment.

DECIMOCUARTA.- LEY APLICABLE Y JURISDICCIÓN	FOURTEENTH.- GOVERNING LAW AND JURISDICTION

14.1 El presente Contrato estará sujeta al derecho común español.	14.1 This Contract shall be governed by Spanish common law.

14.2   Las Partes, con renuncia expresa a su fuero propio, se someten de manera expresa e irrevocable a los Juzgados y Tribunales de la ciudad de Madrid para cualesquiera cuestiones que puedan derivarse de la interpretación, validez o cumplimiento del presente Contrato, incluyendo la ejecución de las Prendas mediante el proceso judicial declarativo o el de ejecución forzosa.

14.2   The Parties, expressly waiving their right to their own forum, expressly and irrevocably submit to the courts of the city of Madrid for any disputes arising from the interpretation, validity, or enforceability of this Contract, including the foreclosure of this Pledge by means of the declarative judicial proceeding (“proceso declarativo”) or the executive judicial proceeding (“proceso de ejecución forzosa”).

DECIMOQUINTA.- IDIOMA	FIFTEENTH.- LANGUAGE

El presente Contrato se otorga en idioma español e inglés. En caso de que surgieran discrepancias entre ambas versiones prevalecerá la versión española.	This Contract is executed in Spanish and in English. In the event of discrepancies between both versions, the Spanish version shall prevail.

DECIMOSEXTA.- LIMITACIÓN MÁXIMA DE RESPONSABILIDAD DE LAS PRENDAS EN CIERTOS SUPUESTOS	SIXTEENTH.- LIMITATION OF MAXIMUM LIABILITY UNDER THE PLEDGES IN CERTAIN CASES

Como excepción, la responsabilidad máxima garantizada al amparo de las Prendas en relación con aquellas Obligaciones Garantizadas de FundingCo que:	By way of exception, the maximum liability secured under the Pledges in relation to the Secured Obligations of FundingCo:

(i) hayan financiado créditos de FundingCo a Hertz de España y/o Hertz Alquiler de Maquinaria, S.L.; y	(i) which have financed loans of FundingCo to Hertz de España and/or Hertz Alquiler de Maquinaria, S.L.; and

(ii) cuyo incumplimiento traiga causa exclusivamente de un incumplimiento de las obligaciones de Hertz de España y/o Hertz Alquiler de Maquinaria, S.L. indicadas en (i),	(ii) the default of which has originated exclusively in a breach of the obligations of Hertz de España and/or Hertz Alquiler de Maquinaria, S.L. referred to in (i), estará limitada a un importe máximo equivalente a tres veces el importe de los fondos propios de Hertz de España y/o Hertz Alquiler de Maquinaria, S.L. correspondientes al ejercicio 2005, sin contar a estos efectos el resultado del ejercicio.

shall be limited to a maximum amount equivalent to three times the equity of Hertz de España and/or Hertz Alquiler de Maquinaria’s in 2005, excluding the profit or loss for the year.

Dicho importe máximo se minorará en el importe total de endeudamiento neto remunerado, directo o indirecto, de Hertz de España y/o Hertz Alquiler de Maquinaria con entidades vinculadas no residentes en la Unión Europea a la fecha de hoy.

That maximum amount will be reduced by the total amount of Hertz de España’s and/or Hertz Alquiler de Maquinaria’s direct or indirect net remunerated indebtedness to related entities not resident in the European Union as of today.

A los efectos del cálculo referido en esta cláusula, tanto los fondos propios como el endeudamiento neto remunerado se reducirán a su estado medio a lo largo del año 2005.	For purposes of making the calculation contemplated in this clause, both the net remunerated indebtedness and the equity shall be reduced to their average value throughout the year 2005.

EN PRUEBA DE CONFORMIDAD, las Partes suscriben el presente Contrato, firmando a continuación en el lugar y fecha indicados en el encabezamiento, en un ejemplar que será inmediatamente elevado a público a continuación de este acto ante el Notario de Madrid D. Carlos de Prada Guaita.

IN WITNESS HEREOF, the Parties execute this Contract, signing below in the place and on the date indicated in the heading, in one single counterpart which will be raised to the category of public document before the Notary of Madrid Mr. Carlos de Prada Guaita immediately following its execution.

Hertz International, Ltd.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

Hertz Equipment Rental International, Ltd.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

Hertz de España, S.A.

/s/ Alfredo Ruiz Plaza /s/ Juan Carlos Azcona
Alfredo Ruiz Plaza / Juan Carlos Azcona

BNS Automobile Funding B.V.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

BNP Paribas SA (as Security Agent)

/s/ German Ruiz Baraibar Marayta /s/ Agustín Viudas Margalef
German Ruiz Baraibar Marayta / Agustín Viudas Margalef